Exhibit 4.5

DEBT SECURITIES PURCHASE AGREEMENT

Dated as of April 10, 2008

            THIS DEBT SECURITIES PURCHASE AGREEMENT (this "Purchase Agreement") is made between Bar Harbor Bank & Trust, a Maine banking association, with its principal offices located at 82 Main Street, Bar Harbor, Maine 04609 (the "Bank" or the "Issuer") and Alesco Preferred Funding XVII (the "Purchaser").

RECITALS:

            A.  The Issuer desires to issue $5,000,000 in aggregate principal amount of its Subordinated Debentures (the "Debt Securities"), to be issued pursuant to an Indenture (the "Indenture"), dated as of April 11, 2008 between the Bank, as Issuer, and U.S. Bank, National Association, as trustee (the "Trustee"); and

            B.  In connection with the Placement Agreement and the issuance and sale of the Debt Securities pursuant thereto, the Purchaser desires to purchase from the Bank, and the Bank desires to sell to the Purchaser, all of the Debt Securities. Capitalized terms used herin and not otherwise defined herein have the respective meanings ascribed thereto in the Placement Agreement (as defined below).

            C.  In consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties herto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF DEBT SECURITIES

            1.1       Upon the execution of this Purchase Agreement, the Purchaser hereby agrees to purchase the Debt Securities from the Issuer for an aggregate price of $5,000,000 (the "Purchase Price") and the Issuer agrees to sell to the Purchaser Debt Securities in the aggregate principal amoung of $5,000,000 (the "Aggregate Principal Amount") to the Purchaser for the Purchase Price. The Debt Securities shall be issued and sold free from all liens, charges and encumbrances, equities and other third-party rights of any nature whatsoever. The Purchase Price is payable by the Purchaser not later than April 11, 2008 (the "Closing Date") in immediately available funds to the account designated by the Trustee.

            1.2       The certificate for the Debt Securities shall be delivered in definitive form by the Issuer on the Closing Date to the Purchaser or its designee, and shall be registered in the name of the Purchaser and shall represent the aggregate liquidation amount of the Debt Securities being purchased by the Purchaser.

            1.3       The Purchaser acknowledges and the Issuer agrees that it will register any transfer of the Debt Securities not made in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise make such transfers pursuant to another available exemption from registration thereunder.

            1.4       The Placement Agreement, dated April 10, 2008 (the "Placement Agreement"), between the Issuer and Cohen & Company, as placement agent (the "Placement Agent") includes certain representations and warranties, covenants and conditions to closing and certain other matters governing the issuance and sale of the Debt Securities by the Issuer to the Purchaser. Each of the provisions of the Placement Agreement, including the definitions therein, are hereby incorporated by reference into this Purchase Agreement. In addition, to the extent provided for in the Placement Agreement, the Purchaser shall be entitled to each of the benefits of the Placement Agent and the Purchaser under the Placement Agreement and shall be entitled to enforce the obligations of the Issuer under the Placement Agreement as fully as if the Purchaser were a party to such Placement Agreement, it being agreed between the parties that any and all representations made by the Issuer to the Placement Agent in the Placement Agreement shall be deemed to have also been made to the Purchaser.

            1.5       If any condition specified herein or in the Placement Agreement shall not have been fulfilled when and as required to be fulfilled by, on behalf of or in respect of the Issuer or the Debt Securities, this Purchase Agreement may be terminated by the Purchaser by notice to the Issuer at any time at or prior to the Closing Date, and such termination shall be without libility of any party to any other party except that Sections 3, 4, 8, 9, 10, 12, 13 and 14 of the Placement Agreement shall survive any such termination and remain in full force and effect.

            1.6     Subject to the provisions of Article 2 hereof, the Purchaser may resell the Debt Securities to a subsequent purchaser either individually or on behalf of a collateralized debt obligation investor ("CDO Investor") that is sponsored or advised by such subsequent purchaser (any such purchaser from the Purchaser and related CDO Investors are referred to hereinafter as a "Subsequent Purchaser"). Upon transfer of the Debt Securities to a Subsequent Purchaser, the Subsequent Purchaser shall be entitled to each of the benefits of the Placement Agent and the Purchaser under the Placement Agreement and this Purchase Agreement, and shall be entitled to enforce the obligations of the Issuer under the Placement Agreement and this Purchase Agrement, as fully as if the Subsequent Purchaser were a party to the Placement Agreement and this Purchase Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PURCHASER

            2.1     The Purchaser understands and acknowledges that the Debt Securities have not been registered under the Securities Act, or any other applicable securities laws, and are being offered for sale by the Issuer in a transaction not requiring registration under the Securities Act, and the Debt Securities may not be offered, sold, pledged or otherwise transferred by the Purchaser except in compliance with the registration requirements of the Securities Act, or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

            2.2     The Purchaser represents, warrants and certifies that (i) it is not a "U.S. person" as such term is defined in Rule 902 under the Securities Act, (ii) it is not acquiring the Debt Securities for the account or benefit of any such U.S. person, (iii) the offer and sale of the Debt Securities to the Purchaser contitutes an "offshore transaction" under Regulation S of the Securities Act, and (iv) it will not engage in hedging transactions with regard to the Debt Securities unless such transactions are conducted in compliance with the Securities Act.

            2.3     The Purchaser represents and warrants that it is purchasing the Debt Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Debt Securities pursuant to an effective registration statement under the Securities Act or under Rules 144A and 902 under the Securities Act or any other exemption from registration available under theSecurities Act or any other applicable securities laws, and the Purchaser agrees to the legends and transfer restrictions applicable to the Debt Securities contained in the Indenture. The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act. The Purchaser represents and warrants that the office or offices of the Purchaser in which its investment decision was made is located at the address set forth in Section 3.1 hereof.

            2.4     The Purchaser has full power and authority to execute and deliver this Purchase Agreement, to make the representations and warranties specified herein, and to consummate the transactions contemplated herein and it has full right and power to purchase the Debt Securities and perform its obligations pursuant to this Purchase Agreement.

            2.5     The Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Debt Securities. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the offering of the Debt Securities and the business, properties, prospects and financial condition of the Issuer.

            2.6     The Purchaser is a Cayman Islands company whose business includes issuance of certain notes and acquiring the Debt Securities and the Purchaser has such knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of purchasing the Debt Securities and is aware that it may be required to bear the economic risk of an investment in the Debt Securities.

            2.7     No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any governmental body, agency or court having jurisdiction over the Purchaser, other than those that have been made or obtained, is necessary or required for the performance by the Purchaser of its obligations under this Purchase Agreement or to consummate the transactions contemplated herein.

            2.8     This Purchase Agrement has been duly authorized, executed and delivered by the Purchaser.

            2.9     The Purchaser is not in violation of or default under any term of its Memorandum of Association or Articles of Association or Incorporation, as the case may be, of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any judgment, decree, order, writ or, any statute, rule or regulation applicable to the Purchaser which would prevent the Purchaser from performing any material obligation set forth in this Purchase Agreement. The execution, delivery and performance of and compliance with this Purchase Agreement, and the consummation of the transactions contemplated herein, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in confilict with or constitute a default under any such term, or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Purchaser, its business or operations or any of its assets or properties which would prevent the Purchaser from performing any material obligations set forth in this Purchase Agreement.

            2.10     The Purchaser understands and acknowledges that the Bank will rely upon the truth and accuracy of the foregoing acknowledgements, representations, warranties and agreements and agrees that, if any of the acknowledgements, representations, warranties or agreements deemed to have been made by its purchase of the Debt Securities are no longer accurate, it shall promptly notify the Bank.

            2.11     The Purchaser understands that no public market exist for any of the Debt Securities, and that it is unlikely that a public market will ever exist for the Debt Securities.

ARTICLE 3

MISCELLANEOUS

            3.1     Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, international courier, or delivered by hand against written receipt therefor, or by facsimile transmission and confirmed by telephone, to the following addresses, or such other address as may be furnished to the other parties as herein provided:

To the Issuer:	Bar Harbor Bank & Trust P.O. Box 400 Bar Harbor, Maine 04609-0400 Attention: Gerald Shencavitz Telephone: (207) 288-3314 Fax: (207) 288-3328

To the Purchaser:	Wells Fargo Bank, National Association, as trustee for
Alesco Preferred Funding XVII
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Randy Reider
Telephone: (410) 884-2111
Fax: (410) 715-4513

With a copy to:	Alesco Preferred Funding XVII, Ltd. Walker House 87 Mary Street P.O. Box 908GT George Town Cayman Islands Attention: The Directors Telephone: (345) 945-3727 Fax: (345) 945-4757

Goodwin Proctor LLP Exchange Place Boston, Massachusetts 02109 Attention: William P. Mayer, Esq. Telephone: (617) 570-1534 Fax: (617) 523-1231

            Unless otherwise expressly provided herein, notices shall be deemed to have been given when received.

            3.2     This Purchase Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged and the obligations under this Purchase Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

            3.3     Upon the execution and delivery of this Purchase Agrement by the Purchaser, this Purchase Agreement shall become a binding obligation of the Purchaser with respect to the matters covered herein, including the purchase of the Debt Securities and those matters incorporated by reference from the Placement Agreement.

            3.4     NOTWITHSTANDING THE PLACE WHERE THIS PURCHASE AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE ISSUER, PURCHASER AND THE BANK, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, THE ISSUER), HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS PURCHASE AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE ISSUER AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM WHAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            3.5     The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purpsoes and intent of this Purchase Agreement.

            3.6     This Purchase Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

            3.7     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

            IN WITNESS WHEREOF, this Purchase Agreement is agreed to and accepted as of the day and year first written above.

Bar Harbor Bank & Trust

By:	/s/Gerald Shencavitz
Name:	Gerald Shencavitz
Title:	EVP & Chief Financial Officer

            IN WITNESS WHEREOF, this Purchase Agreement is agreed to and accepted as of the day and year first written above.

Alesco Preferred Funding XVII

By:	/s/Alasdair Foster
Name:	ALASDAIR FOSTER
Title:	DIRECTOR